Pricing Supplement dated July 11, 2005	Rule 424(b) (3)
(To Prospectus dated January 16, 2004 and	File No.333-111504
Prospectus Supplement dated January 16, 2004)

PACCAR FINANCIAL CORP.

Medium-Term Notes - Floating Rate

CUSIP# 69371RWZ5

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐  Citigroup Global Markets Inc.

☐  Barclays Capital Inc.

☐  BNP Paribas Securities Corp.

☐  McDonald Investments Inc.

☐  Wells Fargo Brokerage Services, LLC

☒  Other:  Banc of America Securities, LLC;

acting as ☒  principal  ☐  agent

at: ☒varying prices related to prevailing market prices at the time of resale ☐ a fixed initial public offering price of      % of the Principal Amount.

Principal Amount: $100,000,000:	Original Issue Date:	July 14, 2005

Agent’s Discount or Commission: 0.20%	Maturity Date:	July 16, 2007

Net Proceeds to Company: $99,800,000	Interest Payment Date(s):	Quarterly on the 14th or next business day of January, April, July and October via modified following business day convention, commencing October 14, 2005

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note
☐ Inverse Floating Rate Note	Fixed Rate Commencement Date:
Fixed Interest Rate:	Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Rate: To be determined

Initial Interest Reset Date: October 14, 2005

Interest Reset Date(s): Quarterly on the 14th or next business day of January, April, July and October via modified following business day convention.

Interest Rate Basis:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate
☐ CMT Rate	Designated LIBOR Page:	☐ Other (see attached)
☐ CMT Telerate Page 7051	☐ LIBOR Reuters Page
☐ CMT Telerate Page 7052	☒ LIBOR Telerate Page 3750
If CMT Telerate Page 7052:	LIBOR Currency: USD
☐ Weekly Average
☐ Monthly Average

Index Maturity: 3 Month LIBOR

Spread (+/-):  -0.10%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐    30/360 for the period from       to       ..

☒    Actual/360 for the period from July 14, 2005 to July 16, 2007.

☐    Actual/Actual for the period from       to       .

Redemption:

☒    The Notes may not be redeemed prior to the Maturity Date.

☐    The Notes may be redeemed at the option of the Company prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:       %

Annual Redemption Percentage Reduction:       % until Redemption Percentage is 100% of the Principal Amount.

☐    The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:

☒            The Notes may not be repaid prior to the Maturity Date.

☐            The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Optional Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                       (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                       (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

    Issue Price:       %

Form:   ☒  Book-Entry     ☐  Certificated

Other Provisions: